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(JAFRA COSMETICS INTERNATIONAL LOGO)

NEWS RELEASE

Contact: Mike DiGregorio
         Senior Vice President and Chief Financial Officer
         (805) 449-3030

              JAFRA REPORTS YEAR TO DATE AND THIRD QUARTER RESULTS

WESTLAKE VILLAGE, California, October 28, 2003 - Jafra Worldwide Holdings (Lux) S.aR.L. and subsidiaries, doing business as Jafra Cosmetics International ("Jafra" or "the Company"), today reported financial results on a net sales, operating income and net income basis for the first nine months and third quarter of 2003.

During the quarter and nine months ended September 30, 2003, the Company discontinued operations in Venezuela, Colombia, Chile and Peru. Therefore, the results of these markets are included in the statements of operations as losses from discontinued operations. Prior year results have been restated to be comparable to the current year classification.

NINE MONTH RESULTS

In weighted average local currencies, net sales increased 4% for the first nine months of 2003 compared to the first nine months of 2002. However, as a result of weaker average exchange rates, consolidated net sales for the first nine months of 2003 were $276.7 million, a decrease of $8.6 million compared to the first nine months of 2002. Overall results in the combined U.S. Divisions were up solidly, more than 11% compared to last year. The combined Company had an average of 405,000 consultants during the period, also 11% more than the comparable period a year ago.

Income from operations of $24.4 million for the first nine months of 2003 was affected by a number of charges including the refinancing of the Company, which in part caused a decrease in operating income of $19.8 million, or 45%, from $44.2 million for the first nine months of 2002. In connection with the Company's recapitalization in May 2003, the Company recorded $15.5 million of transaction related fees, including compensation payments to stock option holders, certain members of management and non-employee board of director members. In the prior year,
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the Company recorded $0.7 million of transaction related costs. Excluding transaction related costs, operating income for the nine months ended September 30, 2003 would have been $40.0 million, 11% lower than the same period of the prior year. During the first nine months of 2003, the Company reported a net loss of $8.1 million, compared to net income of $14.8 million in 2002. The decrease was primarily due to reduced operating profit (partially related to the $14.8 million of incremental transaction related costs included within selling, general and administrative expenses), incrementally higher interest expense, a $6.6 million loss on extinguishment of debt in 2003 and $1.5 million of incremental losses from discontinued operations. These amounts were partially offset by reduced exchange losses and income tax expense in 2003 compared to 2002.

THIRD QUARTER RESULTS

Net sales in the third quarter of 2003 of $86.6 million showed a decrease measured in local currency of 3% over the same period of 2002. However, due to weaker average exchange rates, net sales showed a decrease measured in U.S. dollars of 7% compared to $93.1 million in the third quarter of 2002. At the end of September 2003, there were approximately $3.3 million of orders that were shipped and recorded as sales during the first few days of October. In addition, the third quarter of 2002 net sales were favorably impacted by a fragrance promotion originally scheduled for the fourth quarter. Excluding the impact of the unfavorable exchange, the large carryover to October, and the prior year fragrance promotion, net sales would have shown an increase in the third quarter of 2003 compared to the third quarter of 2002. The Company had an increase in the average number of consultants during the period of 7%.

Income from operations was $11.5 million during the third quarter of 2003, a decrease of $2.6 million compared to the third quarter of 2002. As a percentage of net sales, operating profit decreased 1.8 percentage points. Exchange loss, primarily unrealized, increased $2.6 million as the result of the impact of depreciation of the peso on the remeasurement of U.S. dollar denominated debt in Mexico. Interest expense increased $4.0 million, primarily as a result of a greater average debt balance associated with the recapitalization of the Company's operations in May 2003. During the third quarter, income tax expense decreased $5.4 million. As a result of reduced income from operations, greater exchange losses and interest expense, partially offset by favorable changes in income tax, net income decreased by $4.0 million for the third quarter of 2003 compared to 2002.

Commenting on the results, Ronald Clark, Chairman and Chief Executive Officer, said, "The third quarter was negatively impacted by challenging currency and economic conditions. The U.S. business reported excellent topline growth, which combined with good cost controls in place, translated to strong operating profit growth in the quarter for both divisions. The third quarter was a challenge for Mexico due to macroeconomic issues and the impact of flooding in many parts of the country. However, looking at year to date results, the trends are positive. In local currencies, we reported net sales growth and focused on managing our expenses. Additionally, we were able to successfully complete a refinancing of our operations through the issuance of new debt. The charges related to the refinancing are necessary costs that contribute to the further growth of our business. The number of consultants working with Jafra also
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continues to grow solidly as we ended the quarter with over 400,000 consultants in our business."

Gonzalo Rubio, Jafra's President and Chief Operating Officer spoke about new products. "The third quarter was highlighted with the launch of the Microdermabrasion cream and tool. These products sold exceptionally well in all international markets, and in some markets the launch of the new products was regarded as one of the best skin care launches ever. These innovative products provide an effective way to renew skin through exfoliating and polishing away dead cells and diminishing fine lines and wrinkles. It is very similar to expensive spa treatments, but in the comfort of your own home. The successful launch was not only due to the products, but also attributed to the way in which the product was launched. The U.S. General Division launched the Microdermabrasion via a webinar and reported a record breaking attendance of over 2,000 consultants. The U.S. Hispanic Division took advantage of the learning opportunity and introduced the new product at Jafra University, while Mexico introduced the product at its annual Convivencia with almost 1,000 consultants in attendance. The fourth quarter is always very exciting for Jafra, as we introduce new holiday products and promotions. As we wind down 2003, we look forward to new concepts and products, including a nutritional line, in 2004."

Mr. Clark concluded "We are encouraged by the key indicators of ending and average sales consultant growth, and by the volume of orders posted thus far in the fourth quarter, which are well above prior year, and look forward to a successful finish to the year. As part of our strategy for the success of the consultants who drive the business, we constantly ask the field what they need from us to support and grow their businesses. We have responded by enhancing our offerings, promotions, communications and events. We believe that the positive relations and the communication with the field and our commitment to each consultant's success are the keys to future growth."

THE COMPANY

Jafra is a manufacturer and marketer of premium skin and body care products, color cosmetics, fragrances, and other personal care products. Jafra markets its products through a direct selling, multilevel distribution system comprised of self-employed salespersons (known as "consultants") in 11 countries and in a number of additional countries through distributors. The Company was founded in 1956 by Jan and Frank Day, who believed that by partnering with their consultants, they could enable consultants to achieve personal, economic, and professional freedom. More information about Jafra and its products can be found on the Company's website, http://www.jafra.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results, and are referred to the documents filed by the Company with the Securities and Exchange Commission, specifically the most recent reports on Form 10-K and Form 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with future growth, dependence on new product offerings, currency adjustments, international operations, competition, and financial risk management, among others. The Company undertakes no obligation to update any such forward-looking statements.
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             JAFRA WORLDWIDE HOLDINGS (LUX) S.AR.L. AND SUBSIDIARIES
                                ($ IN THOUSANDS)
                                   (UNAUDITED)

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
                                                             THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                SEPTEMBER 30,             SEPTEMBER 30,
                                                           ----------------------    ----------------------
                                                              2003         2002         2003         2002
                                                           ---------    ---------    ---------    ---------
STATEMENTS OF OPERATIONS DATA:

Net sales                                                  $  86,594    $  93,083    $ 276,742    $ 285,340
Cost of sales                                                 19,550       21,474       63,794       66,122
                                                           ---------    ---------    ---------    ---------
   Gross profit                                               67,044       71,609      212,948      219,218
Selling, general and administrative expenses                  55,520       57,555      188,508      174,980
                                                           ---------    ---------    ---------    ---------
   Income from operations                                     11,524       14,054       24,440       44,238
Other income (expense):
   Exchange loss, net                                         (7,462)      (4,904)      (7,764)      (9,814)
   Interest expense, net                                      (6,886)      (2,879)     (14,097)      (8,745)
   Loss on extinguishment of debt (1)                             --           --       (6,620)          --
   Other, net                                                    (70)         (24)        (367)         215
                                                           ---------    ---------    ---------    ---------
Income (loss) before income taxes, discontinued
   operations and cumulative effect of accounting change      (2,894)       6,247       (4,408)      25,894
Income tax expense (benefit)                                    (460)       4,956        1,159        9,713
                                                           ---------    ---------    ---------    ---------
Income (loss) from continuing operations, before
   cumulative effect of accounting change                     (2,434)       1,291       (5,567)      16,181
Loss on discontinued operations (2)                             (566)        (325)      (2,567)      (1,099)
Cumulative effect of accounting change                            --           --           --         (244)
                                                           ---------    ---------    ---------    ---------
Net income  (loss)                                         $  (3,000)   $     966    $  (8,134)   $  14,838
                                                           =========    =========    =========    =========

OTHER DATA:

Depreciation and amortization                              $   1,409    $   1,396        4,359        3,766
Unrealized exchange loss                                       7,159        4,605        8,498        8,483
Transaction related expenses (3)                                 422          360       15,546          664
Non-cash charges (4)                                              --         (117)         120          (87)
European restructuring (5)                                        --          (84)          --          (84)
Losses from other secondary markets (6)                        1,846        1,278        4,819        4,502
Net debt (7)                                                      --           --      239,825       74,998
Consultants at end of period                                      --           --      400,000      384,000
Average number of consultants                                408,000      383,000      405,000      368,000
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(1)   During the nine months ended September 30, 2003, the Company extinguished debt and recorded $4.4 million in premium expenses and $2.2 million to write off deferred financings costs associated with early retirement of debt.

(2) Venezuela, Colombia, Chile and Peru have been classified as discontinued operations.

(3) Amounts relate to certain transaction fees in relation to debt or equity offerings as defined in the debt covenants.

(4) Amounts relate to non-cash charges in connection with the write off or disposal of assets as defined in the debt covenants.

(5)   Amounts relate to reversal of 2001 European restructuring charges.

(6) Amounts represent the net operating losses from Brazil, Argentina and Thailand, markets the Company intends on exiting or restructuring. These have not been classified as discontinued operations.

(7)   Net debt is calculated as total debt less cash and cash equivalents.